ARTICLES OF INCORPORATION
                                OF
                     CREDIT ONE FINANCIAL, INC.

     The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.
                         ARTICLE I.  NAME
     The name of the corporation shall be CREDIT ONE FINANCIAL, INC.
               ARTICLE II.  NATURE OF BUSINESS
     This corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory, or nation.
        ARTICLE III.  CAPITAL STOCK And CORPORATE ADDRESS
     The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 1,000 shares of common stock having a par value of $1.00 per share.
     The street address of the initial registered office of the corporation shall be 618 West New York Street, DeLand, Florida 32720. The name of the initial registered agent of the corporation at that address is RICHARD R. COOK. The mailing address of the Corporation shall be P.O. Box 1929 DeLand, FL 32721.


                  ARTICLE V.  TERM OF EXISTENCE
     This corporation is to exist perpetually.
                  ARTICLE VI.  PREEMPTIVE RIGHTS
     Every shareholder upon the sale for cash of any new stock of this corporation of the same kind, class, or series as that which he already holds, shall have the right to purchase his pro rata share thereof at the price at which it is offered to others.
                 ARTICLE VII.  SPECIAL PROVISIONS
     It is the intent of the incorporator that this corporation will qualify under the Section 1244 of the Internal Revenue Code.
                     ARTICLE VIII.  DIRECTORS
     This corporation shall have one directors initially, whose
address is:    James H. Bashaw 101 Bent Tree Drive Unit #3,
Daytona Beach, Florida 32114

                     ARTICLE IX.  OFFICERS

     The officers of the corporation shall be elected by the

shareholders.  Until new officers are elected the following

will serve as officers of the corporation:

     James H. Bashaw 101 Bent Tree Drive Unit #3, Daytona Beach,
Florida 32114, President and Secretary.

                      ARTICLE X.  SUBSCRIBER

     The name and street address of the subscriber to these

 Articles of Incorporation is:

     James H. Bashaw 101 Bent Tree Drive Unit #3, Daytona Beach,
Florida 32114

     IN WITNESS WHEREOF, the undersigned has hereunto set his

hand and seal on this _____ day of September 1999.


                              _________________________(SEAL)
                              JAMES H. BASHAW


State of Florida  )
County of Volusia )

The foregoing instrument was acknowledged before me this day of September 1999, by JAMES H. BASHAW, who is personally known to me and who did take an oath.


Notary
Title                              Notary Signature

 CC833779                           RICHARD R. COOK
Serial Number                      Notary Name Printed
                                   Commission expires: 5/21/03


                  ACCEPTANCE BY REGISTERED AGENT
                    CREDIT ONE FINANCIAL, INC.

     Having been named Resident Agent and to accept Service of Process for the above named corporation at the place designated in these Articles of Incorporation, I hereby accept the appointment as Registered Agent and agree to act in this capacity, I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as Registered Agent.


                              Resident Agent



                              RICHARD R. COOK